AUDIOVOX CORPORATION

                         OFFER TO PURCHASE FOR CASH
                  ANY OR ALL OF ITS OUTSTANDING WARRANTS,
       EACH EXERCISABLE AT $7 1/8 PER SHARE OF CLASS A COMMON STOCK,
                                     AT
                             $1.30 PER WARRANT

---------------------------------------------------------------------------

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
        NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 4, 1998 UNLESS THE
                             OFFER IS EXTENDED.
---------------------------------------------------------------------------

     Audiovox Corporation, a Delaware corporation (the "Company"), is offering to purchase all of its outstanding warrants (the "Warrants") at a price, net to the seller in cash, of $1.30 per Warrant (the "Purchase Price"), upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Each Warrant entitles the holder thereof to purchase one share of Class A Common Stock, $.01 par value per share ("Common Stock"), of the Company at a price of $7 1/8 per share (the "Warrant Exercise Price"), subject to adjustment, from the date of issuance until March 15, 2001, unless sooner terminated under the circumstances described below. As of August 7, 1998, the Company had issued and outstanding 1,668,875 Warrants. On August 7, 1998, the closing sales price of the Common Stock on the American Stock Exchange was $4 11/16 per share. See Section 9. WARRANTHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK. ------------------------------------

     THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION OR TO THE TENDER OF A MINIMUM NUMBER OF WARRANTS PURSUANT TO THE OFFER. THE OFFER IS SUBJECT TO ONLY THOSE CONDITIONS SET FORTH IN SECTION 8 OF THIS OFFER TO PURCHASE.
                   ------------------------------------

     UNDER THE TERMS OF THE WARRANTS, IF LESS THAN 5% OF THE WARRANTS INITIALLY ISSUED REMAIN OUTSTANDING AT ANY TIME, THE COMPANY MAY ELECT, BY WRITTEN NOTICE TO EACH HOLDER OF WARRANTS, THAT THE WARRANTS WILL EXPIRE ON THE 30TH DAY AFTER DELIVERY OF SUCH NOTICE. THE COMPANY INTENDS TO MAKE SUCH ELECTION IF MORE THAN 95% OF THE WARRANTS ARE TENDERED PURSUANT TO THE OFFER.
                    ------------------------------------

     THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY WARRANTHOLDER SHOULD TENDER ANY OR ALL OF SUCH WARRANTHOLDER'S WARRANTS PURSUANT TO THE OFFER. EACH WARRANTHOLDER MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER.

                    ------------------------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE
SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OF THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                    ------------------------------------

                    The Dealer Manager for the Offer is:
                       Ladenburg Thalmann & Co. Inc.
                    ------------------------------------
           The date of this Offer to Purchase is August 10, 1998.

                                 IMPORTANT

     Any warrantholder desiring to tender all or any portion of such holder's Warrants should (a) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver it and any other required documents (including the certificates representing the Warrants to be tendered) to Continental Stock Transfer & Trust Company, who will act as depositary and escrow agent for the Offer (the "Depositary"), (b) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder or (c) tender through The Depository Trust Company ("DTC") pursuant to DTC's Automated Tender Offer Program. Any warrantholder whose Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such holder desires to tender Warrants. Any warrantholder who desires to tender Warrants and whose certificates for such Warrants are not immediately available for delivery to the Depositary should tender such Warrants by following the procedures for guaranteed delivery set forth in
Section 5.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other materials relating to the Offer may be directed to Ladenburg Thalmann & Co. Inc. (the "Dealer Manager") at the address and telephone number set forth on the back cover of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER WARRANTHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING WARRANTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.



                             TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----

 SUMMARY.........................................................        4
 INTRODUCTION....................................................        6
 SPECIAL FACTORS.................................................        7

    Section 1.     Background; Purpose of the Offer; Certain
                   Effects of the Offer; Plans of the Company
                   After the Offer...............................        7
    Section 2.     Federal Income Tax Consequences...............        8
    Section 3.     Certain Legal Matters; Regulatory and Foreign
                   Approvals; No Appraisal Rights...............         9
 THE OFFER.......................................................        10
    Section 4.     Expiration Date; Extension of the Offer......         10
    Section 5.     Procedure for Tendering of Warrants..........         10
                     Proper Tender of Warrants...................        10
                     Signature Guarantees and Method of Delivery         11
                     Book-Entry Delivery of the Warrants.........        11
                     Federal Backup Withholding..................        11
                     Guaranteed Delivery.........................        12
                     Determinations of Validity of Warrants;
                     Rejection of Warrants; Waiver of Defects;
                     No Obligation to Give Notice of Defects.....        12
    Section 6.     Withdrawal Rights..............................       12
    Section 7.     Acceptance for Payment of Warrants and Payment
                   of Purchase Price.............................        13
    Section 8.     Certain Conditions of the Offer...............        14
    Section 9.     Price Range of Common Stock...................        16
    Section 10.    Certain Information Concerning the Company            16
                     General.....................................        16
                     Summary Consolidated Financial Data.........        16
                     Capitalization..............................        18
                     Additional Information......................        18
    Section 11.    Source and Amount of Funds................            19
    Section 12.    Transactions and Arrangements Concerning the
                   Warrants......................................        19
    Section 13.    Extension of the Tender Period; Termination;
                   Amendments....................................        19
    Section 14.    Fees and Expenses.............................        20
    Section 15.    Miscellaneous.................................        21
 SCHEDULE A.       Directors and Executive Officers of
                   the Company...................................        A-1



                                  SUMMARY

     This  summary  is  provided   solely  for  the   convenience   of  the
warrantholders and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments hereto and thereto.


The Company              Audiovox Corporation.

Warrants Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $7 1/8 per share, subject to adjustment, from the date of issuance until March 15, 2001, unless sooner terminated under the circumstances below.

Potential Acceleration   If less than 5% of the Warrants  initially  issued
of Warrants              remain  outstanding,  the  Company  may elect,  by
                         written notice to each holder of Warrants, that the Warrants will expire on the 30th day after delivery of such notice. The Company intends to make such election if more than 95% of the Warrants are tendered pursuant to the Offer. See
                         Section 1.

Number of Warrants       1,668,875 (all of the Warrants outstanding).

Purchase Price           $1.30 per Warrant, net to the seller in cash, upon
                         the terms and conditions set forth herein and in the Letter of Transmittal.

Expiration               Date of Offer Friday,  September 4, 1998, at 12:00
                         midnight, New York City time, unless extended.

How to Tender
Warrants                 See Section 5. For further  information,  call the
                         Dealer   Manager  or  consult   your   broker  for
                         assistance.

Withdrawal Rights        Tendered  Warrants  may be  withdrawn  at any time
                         until the Expiration Date of the Offer, and may also be withdrawn after October 5, 1998 (or such later date may apply if the Offer is extended), unless previously accepted for payment by the Company. See Section 4 and Section 6.

Conditions to Offer      The  Offer  is  subject   to  certain   conditions
                         described herein. See Section 8.

Background; Purpose
and Effects of Offer     On May  9,  1995,  the  Company  issued  1,668,875
                         Warrants in a private  placement to the beneficial
                         holders,  as of June  3,  1994,  of  approximately
                         $57,640,000  of the  Company's 6 1/4%  Convertible
                         Subordinated     Debentures    due    2001    (the
                         "Subordinated   Debentures")  in  exchange  for  a
                         release  of  any  claims  such  holders  may  have
                         against the  Company,  its agents,  directors  and
                         employees in connection  with their  investment in
                         the Subordinated Debentures.  Each holder received
                         30 Warrants  for each $1,000  principal  amount of
                         Subordinated    Debentures   held,    except   for
                         Oppenheimer  &  Co.,   Inc.,   which  received  25
                         Warrants  per  $1,000   principal  amount  of  the
                         Subordinated  Debentures held.  Simultaneous  with
                         the issuance of the Warrants in May 1995,  John J.
                         Shalam,  President,  Chief  Executive  Officer and
                         Chairman of the Board of the Company,  granted the
                         Company  an  option  (the   "Shalam   Option")  to
                         purchase a number of shares of Common Stock equal to the number of shares purchasable under the Warrants. The purchase price per share of Common
                         Stock (the "Shalam Option Price") upon exercise of the Shalam Option will be equal to the sum of (a) the Warrant Exercise Price plus (b) an additional amount (the "Tax Amount") intended to reimburse
                         Mr. Shalam for any additional taxes per share required to be paid by Mr. Shalam as a result of the payment of the Shalam Option Price being treated for federal, state and local income tax purposes as the distribution to Mr. Shalam of a dividend (taxed at ordinary income rate without consideration of Mr. Shalam's basis), rather than as a payment to Mr. Shalam for the sale of his Common Stock to the Company (taxed at the capital gains rate with consideration of Mr. Shalam's basis and considering any stepped up basis to Mr.
                         Shalam's heirs, successors or assigns) pursuant to the Shalam Option.

                         The Company is tendering for the Warrants because the Company believes that purchasing all of the Warrants from the warrantholders would cost less than reimbursing Mr. Shalam for the Tax Amount in the event that warrantholders exercise their rights under the Warrants to acquire shares of the Common Stock and the Company elects to exercise the Shalam Option.

                         The Company's purchase of Warrants pursuant to the Offer will reduce the number of warrantholders and the number of Warrants outstanding. If more than 95% of the Warrants are tendered pursuant to the Offer, the Company intends to elect, by written notice to each holder of the remaining Warrants, that such Warrants will expire on the 30th day after delivery of such notice.

Market  Price of Common
Stock On August 7, 1998, the closing sales price of the American Stock Exchange was $4 11/16 per share. Warrantholders are urged to obtain a current market quotation. See Section 9.

Trading  Market          The  Warrants  are  quoted  on the  "pink  sheets"
                         published by the National  Quotation Bureau,  Inc.
                         The Company believes that the Warrants are not actively traded.

Brokerage Commissions    Not payable by warrantholders.

Stock Transfer Tax       None,  except as provided in  Instruction 3 of the
                         Letter of Transmittal and Section 7.

Payment Date             As soon as practicable  after the Expiration  Date
                         of the Offer.

Further Information      Any questions, requests for assistance or requests
                         for  additional  copies of this Offer to Purchase,
                         the  Letter  of  Transmittal  or  other  materials
                         relating   to  the  Offer  may  be   obtained   by
                         contacting the Dealer Manager at the address and telephone number set forth on the back cover of this Offer to Purchase.


                                INTRODUCTION

     Audiovox Corporation, a Delaware corporation (the "Company"), is offering to purchase all of its outstanding warrants (the "Warrants") at a price, net to the seller in cash, of $1.30 per Warrant (the "Purchase Price"), upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Each Warrant entitles the holder thereof to purchase one share of Class A Common Stock, $.01 par value per share ("Common Stock"), of the Company at a price of $7 1/8 per share (the "Warrant Exercise Price"), subject to adjustment, from the date of issuance until March 15, 2001, unless sooner terminated under certain circumstances. As of August 7, 1998, the Company had issued and outstanding 1,668,875 Warrants. On August 7, 1998, the closing sales price of the Common Stock on the American Stock Exchange was $4 11/16 per share. See Section 9. WARRANTHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

     THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION OR TO THE TENDER OF A MINIMUM NUMBER OF WARRANTS PURSUANT TO THE OFFER. THE OFFER IS SUBJECT TO ONLY THOSE CONDITIONS SET FORTH IN SECTION 8 OF THIS OFFER TO PURCHASE.

     UNDER THE TERMS OF THE WARRANTS, IF LESS THAN 5% OF THE WARRANTS INITIALLY ISSUED REMAIN OUTSTANDING AT ANY TIME, THE COMPANY MAY ELECT, BY WRITTEN NOTICE TO EACH HOLDER OF WARRANTS, THAT THE WARRANTS WILL EXPIRE ON THE 30TH DAY AFTER DELIVERY OF SUCH NOTICE. THE COMPANY INTENDS TO MAKE SUCH ELECTION IF MORE THAN 95% OF THE WARRANTS ARE TENDERED PURSUANT TO THE OFFER.

     THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY WARRANTHOLDER SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S WARRANTS PURSUANT TO THE OFFER. EACH WARRANTHOLDER MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER.

     Warrantholders are not under any obligation to accept the Offer or to remit the Warrants to the Company pursuant to the Offer. Tendering warrantholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Warrants by the Company. The Company will pay all charges and expenses of the Depositary and the Dealer Manager incurred in connection with the Offer. ANY TENDERING WARRANTHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH WARRANTHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

     The address of the principal executive offices of the Company is 150 Marcus Boulevard, Hauppauge, New York 11788.


                              SPECIAL FACTORS

SECTION 1. BACKGROUND; PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER

     On May 9, 1995, the Company issued 1,668,875 Warrants in a private placement to the beneficial holders, as of June 3, 1994, of approximately $57,640,000 of the Company's 6 1/4% Convertible Subordinated Debentures due 2001 (the "Subordinated Debentures") in exchange for a release of any claims such holders may have had against the Company, its agents, directors and employees in connection with their investment in the Subordinated Debentures. Each holder received 30 Warrants for each $1,000 principal amount of Subordinated Debentures, except for Oppenheimer & Co., Inc., which received 25 Warrants per $1,000 principal amount of the Subordinated Debentures held. Each Warrant is exercisable for one share of Common Stock at a price of $7 1/8 per share, subject to adjustment under certain circumstances, at any time until 12:00 midnight, New York City time, on March 15, 2001, unless sooner terminated under the circumstances described below.

     Simultaneously with the issuance of the Warrants in May 1995, John J. Shalam, President, Chief Executive Officer and Chairman of the Board of the Company, granted the Company an option (the "Shalam Option") to purchase a number of shares of Common Stock equal to the number of shares purchasable under the Warrants. The purchase price per share of Class A Common Stock (the "Shalam Option Price") upon the exercise of the Shalam Option will be equal to the sum of (a) the Warrant Exercise Price plus (b) an additional amount (the "Tax Amount") intended to reimburse Mr. Shalam for any additional taxes per share required to be paid by Mr. Shalam as a result of the payment of the Shalam Option Price being treated for federal, state and local income tax purposes as the distribution to Mr. Shalam of a dividend (taxed at ordinary income rate without consideration of Mr. Shalam's basis), rather than as a payment to Mr. Shalam for the sale of his Common Stock to the Company (taxed at the capital gains rate with consideration of Mr. Shalam's basis and considering any stepped up basis to Mr. Shalam's heirs, successors or assigns) pursuant to the Shalam Option.

     On August 7, 1998, there were 1,668,875 Warrants, 17,258,573 shares of Common Stock (447,000 of which were held by the Company as treasury shares) and 2,260,954 shares of Class B Common Stock issued and outstanding. If all outstanding Warrants were exercised for shares of Common Stock on a one-for-one basis, the Common Stock into which such Warrants were converted would represent approximately 7.9% of the issued and outstanding Common Stock and Class B Common Stock of the Company (excluding the effect of the exercise or conversion of the Company's other outstanding options or warrants).

     The Company is tendering for the Warrants because the Company believes that purchasing all of the Warrants from the warrantholders would cost less than reimbursing Mr. Shalam for the Tax Amount in the event that warrantholders exercise their rights under the Warrants to acquire shares of the Common Stock and the Company elects to exercise the Shalam Option. The Board of Directors has unanimously authorized the Offer. HOWEVER, THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY WARRANTHOLDER SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S WARRANTS PURSUANT TO THE OFFER. EACH WARRANTHOLDER MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER. The Company anticipates that it will fund the purchase of Warrants pursuant to the Offer and the payment of related fees and expenses from cash generated from operations.

     Holders of the Warrants are not under any obligation to accept the Offer or to remit their Warrants to the Company pursuant to the Offer. Warrants that the Company acquired pursuant to the Offer will be retired and will not be reissued.

     If fewer than all of the Warrants are purchased pursuant to the Offer, the Company may, in its sole discretion, purchase any then outstanding Warrants through privately negotiated transactions, open market purchases, another tender offer or otherwise, on such terms and at such prices as the Company may determine from time to time, the terms of which could be the same as, or more or less favorable to warrantholders than, the terms of the Offer.

     UNDER THE TERMS OF THE WARRANTS, IF LESS THAN 5% OF THE WARRANTS INITIALLY ISSUED REMAIN OUTSTANDING AT ANY TIME, THE COMPANY MAY ELECT, BY WRITTEN NOTICE TO EACH HOLDER OF WARRANTS, THAT THE WARRANTS WILL EXPIRE ON THE 30TH DAY AFTER DELIVERY OF SUCH NOTICE. THE COMPANY INTENDS TO MAKE SUCH ELECTION IF MORE THAN 95% OF THE WARRANTS ARE TENDERED PURSUANT TO THE OFFER.

     Any possible future purchases of Warrants by the Company will depend on many factors, including the market price (if any) of the Warrants, the market price of the Common Stock, the Company's business and financial position, alternative investment opportunities available, the results of the Offer and general economic and market conditions. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Warrants, other than pursuant to the Offer, until at least ten business days after the Expiration Date.

     In May 1997, the Company announced that its Board of Directors has authorized the repurchase of up to one million shares of Common Stock. During the pendency of the Offer, the Company will suspend any repurchase of the Common Stock. Except as described above or pursuant to the Offer, the Company has no present plans or proposals that would result in (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or any sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, (c) any change in the present Board of Directors or management of the Company including, but not limited to, any plan or proposal to change the number or term of the directors, to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer of the Company, (d) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company, (e) any other material change in the Company's corporate structure or business, (f) any change in the Company's charter, bylaws or instruments corresponding thereto or any other actions which may impede the acquisition of control of the Company by any person,
(g) any class of equity security of the Company (other than the Warrants) being de-listed from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, without listing on another national securities exchange or quotation on an inter-dealer quotation system of a registered national securities association, (h) any class of equity securities of the Company (other than the Warrants) becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act or (i) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act. See Section 10.

SECTION 2.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary of material federal income tax considerations regarding the Offer is based on current law (except as specifically discussed below), is for general purposes only, and is not tax advice. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, subject to change, possibly with retroactive effect. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular warrantholders in light of their personal investment or tax circumstances, or to certain types of warrantholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, traders in securities, persons who hold Warrants as part of hedging, "straddle", "conversion" or other integrated transactions and persons who are not United States persons as defined in Section 7701(a)(30) of the Code) subject to special treatment under the federal income tax laws. This discussion assumes that the Warrants are (and the Common Stock issuable upon exercise of the Warrants, would be) held as "capital assets" within the meaning of Section 1221 of the Code.

     EACH WARRANTHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL INCOME TAX CONSEQUENCES TO SUCH WARRANTHOLDER TENDERING WARRANTS PURSUANT TO THE OFFER, AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND RECENT OR POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     The purchase by the Company of a Warrant pursuant to the Offer will be a taxable transaction in which a tendering warrantholder will generally recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and the holder's adjusted tax basis in the Warrants. Any gain or loss recognized on the transaction will be capital gain or loss, which would be long-term if the Warrants have been held for more than one year.

SECTION 3. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS; NO APPRAISAL RIGHTS

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its purchase of Warrants as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's purchase of Warrants pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Warrants tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. In lieu of seeking such approval, the Company may determine to terminate the Offer as described in Section 8. The Company intends to make all required filings under the Exchange Act with regard to the Offer. The Company's obligations under the Offer to accept for payment, or make payment for, Warrants is subject to certain conditions. See Section 8.

     There is no stockholder or warrantholder vote required in connection with the Offer.

     There are no appraisal rights available to holders of Warrants in connection with the Offer.

                                 THE OFFER

SECTION 4.  EXPIRATION DATE; EXTENSION OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) all Warrants that are properly tendered on or before the Expiration Date (and not withdrawn in accordance with Section 6) at the Purchase Price. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, September 4, 1998, unless and until the Company shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 8 regarding certain conditions of the Offer.

     As described in Section 13, the Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making public announcement thereof. See Section 13. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

     If the Company increases the price to be paid for Warrants and the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase is first published, sent or given in the manner specified in Section 13, the Offer will be extended until the expiration of the ten business day period immediately following the date of such notice. For purposes of the Offer, "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     All Warrants purchased pursuant to the Offer will be purchased at the Purchase Price in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase. All Warrants not purchased pursuant to the Offer, including Warrants tendered and withdrawn, will be promptly returned to the tendering warrantholders at the Company's expense.

SECTION 5.  PROCEDURE FOR TENDERING OF WARRANTS

     Proper Tender of Warrants. For Warrants to be properly tendered pursuant to the Offer:

          (a) the Warrants, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal must be received before the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

          (b) the tendering warrantholder must comply with the guaranteed delivery procedure set forth below.

     The term "Agent's Message" means a message, transmitted by DTC and received by the Depositary and forming a part of a book-entry confirmation ("Book-Entry Confirmation"), which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant. A tender of Warrants made pursuant to any method of delivery set forth herein will constitute a binding agreement between the tendering warrantholder and the Company upon the terms and conditions of the Offer. LETTERS OF TRANSMITTAL AND CERTIFICATES REPRESENTING WARRANTS SHOULD NOT BE SENT DIRECTLY TO THE COMPANY.

     Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered owner of the Warrants tendered therewith, and payment and delivery are to be made directly to such registered owner at such owner's address shown on the records of the Company, or if Warrants are tendered for the account of a bank, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 2 of the Letter of Transmittal. If a Warrant is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Warrants not purchased or tendered are to be issued, to a person other than the registered owner, the Warrant must be endorsed or accompanied by an appropriate power, in either case signed exactly as the name of the registered owner appears on the Warrant, with the signature on the Warrant or power guaranteed by an Eligible Institution. In all cases, payment for Warrants tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of such Warrants, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee, and any other required documents.

     Book-Entry Delivery of the Warrants. Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Warrants at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of the Warrants by causing DTC to transfer such Warrants into the Depositary's account in accordance with DTC's procedure for such transfer. Although delivery of Warrants may be effected through book-entry at DTC, the Letter of Transmittal, with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal and any other required documents, should be transmitted to and received by the Depositary prior to the Expiration Date at the address set forth on the back cover of this Offer to Purchase. Delivery of such documents to DTC does not constitute delivery to the Depositary.

     THE METHOD OF DELIVERY OF THE WARRANTS IS AT THE ELECTION AND RISK OF THE TENDERING WARRANTHOLDER. IF DELIVERY IS TO BE MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Federal Backup Withholding. Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a warrantholder or other payee pursuant to the Offer unless the warrantholder or other payee provides such person's tax identification number (social security number or employer identification number) and certifies that such number is correct. Each tendering warrantholder, other than a non-corporate foreign warrantholder, should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary. Non-corporate foreign warrantholders should generally complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.

     Guaranteed Delivery. If a warrantholder desires to tender Warrants pursuant to the Offer and such holder's Warrants are not immediately available or time will not permit all required documents to reach the Depositary before the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Warrants may nevertheless be tendered provided that all of the following conditions are satisfied:

          (a) such tender is made by or through an Eligible Institution;

          (b) the Depositary receives (by hand, mail, or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase; and

          (c) the tendered Warrants in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

     Determinations of Validity of Warrants; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance for payment of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Warrants. No tender of Warrants will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Depositary, the Dealer Manager or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

SECTION 6.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 6, a tender of Warrants pursuant to the Offer is irrevocable. Warrants tendered pursuant to the Offer may be withdrawn (a) at any time before the Expiration Date and (b) unless therefore accepted for payment by the Company as described in the first paragraph of Section 7, may also be withdrawn at any time after October 5, 1998 (or such later date may apply if the Offer is extended). If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Warrants or is unable to accept for payment or pay for Warrants pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Warrants tendered, and such Warrants may not be withdrawn except as otherwise provided in this
Section 6, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making a tender offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer.

     For a withdrawal to be effective, the Depositary must timely receive (at its address set forth on the back cover of this Offer to Purchase), by written, telegraphic or facsimile transmission, a notice of withdrawal. Such notice of withdrawal must specify the name of the person having tendered the Warrants to be withdrawn, the number of Warrants to be withdrawn and the name of the registered owner, if different from that of the person who tendered such Warrants. If the Warrants have been delivered or otherwise identified to the Depositary, then, prior to the release of such Warrants, the tendering warrantholder must also submit the serial numbers shown on the particular Warrants, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Warrants tendered by an Eligible Institution). If the Warrants have been tendered pursuant to the procedures for book-entry transfer as set forth herein, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Warrants.

     All questions as to the form and validity (including timely receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, the Dealer Manager or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. A withdrawal of a tender of Warrants may not be rescinded, and Warrants properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Warrants may, however, be re-tendered before the Expiration Date by again following the applicable procedures described in Section 5.

SECTION 7.  ACCEPTANCE FOR PAYMENT OF WARRANTS AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, the Company will purchase and pay the Purchase Price for all Warrants (subject to certain matters discussed in Section 4 and Section 13) as are properly tendered and not withdrawn as permitted in
Section 6. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Warrants which are tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Warrants for payment pursuant to the Offer. See Section 8 regarding certain conditions of the Offer.

     Payment for Warrants pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering warrantholders for the purpose of receiving payment from the Company and transmitting payment to the tendering warrantholders. Notwithstanding any other provision hereof, payment for Warrants accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of the accepted Warrants, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. Under no circumstances will interest on the Purchase Price be paid by the Company, regardless of any delay in making such payment.

     The Company will pay any stock transfer taxes with respect to the transfer and sale of Warrants to it pursuant to the Offer. If, however, (a) payment of the Purchase Price is to be made to any person other than the registered holder, (b) Warrants not tendered or accepted for purchase are to be registered in the name of any person other than the registered holder, (c) tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal or (d) a transfer tax is imposed for any reason other than the transfer or sale of the Warrants to the Company pursuant to the Offer, then the amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 3 of the Letter of Transmittal.

     ANY TENDERING WARRANTHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED U.S. FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH WARRANTHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 5.

SECTION 8.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Company's right to extend or otherwise amend the Offer at any time in its sole discretion, the Company shall not be required to accept for payment or make payment for any Warrant tendered, and may terminate or amend the Offer, if before acceptance for payment of payment for any such Warrant any of the following shall have occurred or shall have been determined to have occurred by the Company, whose determination shall be conclusive:

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which (i) challenges or seeks to challenge the making of the Offer, the purchase of Warrants pursuant to the Offer or otherwise relates in any manner to the Offer; or (ii) in the sole judgment of the Company, could materially adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

          (b) there shall have been any action, threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory or administrative authority, agency, tribunal, domestic or foreign, which in the Company's sole judgment, would or might directly or indirectly,
     (i) make the acceptance for payment of, or payment for, Warrants illegal or otherwise restrict or prohibit consummation of the Offer;
     (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment, or pay for, Warrants; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index); (ii) any significant decline in the market prices of equity securities in the United States or abroad; (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iv) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;
     (v) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might affect, the extension of credit by banks or other lending institutions in the United States; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations, prospects or the trading in the Warrants; or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (d) any tender or exchange offer with respect to the Warrants (other than the Offer) or any other class of the Company's equity securities or any merger, acquisition, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any unaffiliated person or entity;

          (e) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company, is or may be materially adverse to the Company; or

          (f) it shall have been publicly disclosed or the Company shall have learned that (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Common Stock (other than a person, entity, or "group" which had publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto) on file with the Commission prior to August 10, 1998, (ii) any such person or group that on or prior to August 10, 1998, had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire beneficial ownership of additional shares of Common Stock representing 2% or more of the outstanding Common Stock, (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Common Stock or (iv) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities;

and, in the sole judgment of the Company, in any such case and regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition, such event makes it inadvisable or undesirable to proceed with the Offer or with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of the Company and may be asserted or waived by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion, provided, however, that the Exchange Act and the rules and regulations promulgated thereunder require that all conditions to the Offer, other than those relating to the receipt of certain necessary governmental approvals, must be satisfied or waived prior to the Expiration Date. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right or the waiver of any such right with respect to particular facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any related judgment by the Company regarding the inadvisability of proceeding with the acceptance of payment or payment for any tendered Warrants will be final and binding on all parties.

SECTION 9.  PRICE RANGE OF COMMON STOCK

     The Warrants are quoted on the "pink sheets" published by the National Quotation Bureau, Inc. The Company believes that the Warrants are not actively traded. The Common Stock is traded on the American Stock Exchange under the trading symbol "VOX". The following table sets forth, for each period shown, the high and low closing bid information for the Common Stock as reported by the American Stock Exchange.



                   1997                        High                Low
                   ----                        ----                ---
Fourth Quarter...........................     $10 3/4            $7 5/16

                   1998
                   ----

First Quarter............................     $9                 $5 3/4
Second Quarter...........................     $7 7/16            $4 3/4
Third Quarter (through August 4, 1998)...     $6                 $3 11/16



     On August 7, 1998, the closing sales price of the Common Stock as reported by the American Stock Exchange was $4 11/16 per share. WARRANTHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

SECTION 10.  CERTAIN INFORMATION CONCERNING THE COMPANY

     General. The Company, together with its operating subsidiaries, markets and supplies, under its own name or trade names, a diverse line of aftermarket products which include wireless products, both hand-held portables and vehicle-installed cellular telephones and accessories, automotive sound equipment and automotive accessories, which includes vehicle security systems, cruise controls, defoggers, remote start systems and vehicle tracking systems, all of which are designed primarily for installation in cars, trucks and vans after they have left the factory, and consumer electronic products.

     Schedule A hereto sets forth the name, business address and present principal occupation or employment and any other material occupations, positions, offices or employments during the last five years of each director and executive officer of the Company.

     Summary Consolidated Financial Data. The summary consolidated financial data of the Company as of May 31, 1998 set forth below has been excerpted or derived from the financial statements and notes of the Company's Form 10-K for the years ended November 30, 1997 and November 30, 1996 and the Company's Form 10-Q for the quarter ended May 31, 1998. More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The summary consolidated financial information that follows is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission as described in "--Additional Information."


                    CONSOLIDATED SUMMARY FINANCIAL DATA
          (amounts in thousands, except share and per share data)

                                      For the Year Ended November 30       For the Six Months Ended
                                      ------------------------------       ------------------------

                                              1997            1996        May 31, 1998     May 31, 1997
                                              ----            ----        ------------     ------------
STATEMENT OF
  OPERATIONS DATA:(FN1)
Revenues .............................   $    639,082    $    597,915    $    253,384    $    314,809
Operating expenses ...................         85,164          80,015          40,589          43,805
Depreciation and   amortization.......          1,903           3,298           1,135             924
Operating income (loss) ..............         19,695          13,075          (5,422)          8,328
Net income (loss) ....................         21,022         (26,469)         (3,056)         12,557
Net income (loss) per share
  applicable to common
  stockholders(FN2) - Basic...........   $       1.11    $      (2.82)   $      (0.16)   $       0.68
                  Diluted.............   $       1.09    $      (2.82)   $      (0.16)   $       0.67
Weighted average number of
  shares of common stock
  outstanding(FN2) - Basic............     18,948,356       9,398,352      19,183,459      18,541,023
                 Diluted..............     19,508,132       9,398,352      19,183,459      19,081,884

OTHER OPERATING DATA:
Ratio of earnings (losses) to
  fixed charges.......................          13.72           -0.99           -1.61           17.44

BALANCE SHEET DATA:
Cash .................................   $      9,445                    $     12,350    $     24,946
Current assets .......................        239,534         220,673         228,036         209,290
Total assets .........................        289,827         265,545         291,154         263,738
Current liabilities ..................         60,256          62,496          56,288          60,589
Long term debt .......................         38,996          70,413          46,312          15,426
Total indebtedness ...................         99,252         132,909         102,600          76,015
Stockholders' equity .................        187,892         131,499         185,743         185,808
Book value per common share...........   $       9.65    $       7.91    $       9.55    $       9.42

--------------------------------
1 The Offer will have no impact on the pro forma income statement. See "-Capitalization" for the pro forma capitalization of the Company.

2 Earnings per share computed based upon Statement of Financial Accounting Standard No. 128, "Earnings Per Share," which the Company adopted in the first quarter of fiscal 1988.


      Capitalization. The following table sets forth the actual capitalization of the Company at May 31, 1998 and the pro forma capitalization of the Company at May 31, 1998, giving effect to the consummation of the Offer. The following table should be read in conjunction with the summary financial information set forth above and the detailed information and financial statements included in reports and in other documents filed by the Company with the Commission. The table below is qualified in its entirety by reference to such reports and such other documents and all financial information (including any related notes) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission as described in "--Additional Information."

                                                                        May 31, 1998
                                                                        (in thousands)
                                                               --------------------------------
                                                                                 Pro Forma for
                                                                   Actual         the Offer
                                                                   ------        -------------

Cash and cash equivalents ..................................... $   7,247         $   5,077
Stockholders' equity:
   Preferred stock ............................................     2,500             2,500
   Common stock:
      Class A; 30,000,000 authorized; 17,258,573 issued........       173               173
      Class B; 10,000,000 authorized; 2,260,954 issued.........        22                22
   Paid-in capital ............................................   145,252           143,082
   Retained earnings ..........................................    29,869            29,869
   Cumulative foreign currency translation and  adjustment.....    (4,131)           (4,131)
   Unrealized gain on marketable securities, net.............      13,918            13,918
   Gain on hedge of available-for-sale securities..............       929               929
   Treasury stock, 340,000 Class A common stock, at cost ......    (2,789)           (2,789)
                                                                   ------           -------
      Total stockholders' equity .............................. $ 185,743         $ 183,573
                                                                =========         =========


     Additional Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission which includes certain additional information relating to the Offer.

     For further information with respect to the Company and the Offer, reference is made to the Schedule 13E-4 and the exhibits thereto. Such Schedule and exhibits, along with reports and other information filed with the Commission, may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed with the Commission, each such statement being qualified in all respects by such reference.

SECTION 11.  SOURCE AND AMOUNT OF FUNDS

     Assuming that the Company purchases 1,668,875 outstanding Warrants pursuant to the Offer, the total amount required by the Company to purchase such Warrants at $1.30 per Warrant and to pay related fees and expenses will be approximately $2.3 million. See Section 14. The Company anticipates that it will fund the purchase of the Warrants pursuant to the Offer and the payment of related fees and expenses from cash generated from operations.

SECTION 12.  TRANSACTIONS AND ARRANGEMENTS CONCERNING THE WARRANTS

     Simultaneously with the issuance of the Warrants in May 1995, Mr. Shalam granted the Company the Shalam Option to purchase a number of shares of Common Stock equal to the number of shares purchasable under the Warrants. The Shalam Option Price upon exercise of the Shalam Option will be equal to the sum of (a) the Warrant Exercise Price plus (b) the Tax Amount, an additional amount intended to reimburse Mr. Shalam for any additional taxes per share required to be paid by Mr. Shalam as a result of the payment of the Shalam Option Price being treated for federal, state and local income tax purposes as the distribution to Mr. Shalam of a dividend (taxed at ordinary income rates without consideration of Mr. Shalam's basis), rather than as a payment to Mr. Shalam for the sale of his Common Stock to the Company (taxed at the capital gains rate with consideration of Mr. Shalam's basis and considering any stepped up basis to Mr. Shalam's heirs, successors or assigns) pursuant to the Shalam Option.

     Other than the transactions described in the foregoing paragraph, neither the Company nor any of its subsidiaries has effected any transactions in the Warrants since the issuance thereof in May 1995. No director or executive officer of the Company listed on Schedule A hereto, or any of its subsidiaries or any associates of any of the foregoing, owns any of the Warrants or has effected any transactions in the Warrants since the issuance of the Warrants in May 1995. None of the Company, any of its directors or executive officers listed on Schedule A hereto nor any of its subsidiaries is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer (whether or not legally enforceable) with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.)

SECTION 13.  EXTENSION OF THE TENDER PERIOD; TERMINATION; AMENDMENTS

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth in Section 8 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, or payment for, any Warrants by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Warrants previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Warrants may be withdrawn as set forth in Section 6. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer, not accept for payment and not make payment for any Warrants not theretofore accepted for payment or paid for upon the occurrence of any of the conditions specified in Section 8 by giving oral or written notice of such termination to the Depositary and making a public announcement thereof. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth in Section 8 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect, including, without limitation, by increasing or decreasing the consideration offered in the Offer to owners of Warrants. Amendments to the Offer may be made at any time or from time to time by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to warrantholders in a manner reasonably designed to inform warrantholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, the Company will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. If the Company increases the price to be paid for Warrants and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

SECTION 14.  FEES AND EXPENSES

     The Company has retained Continental Stock Transfer & Trust Company as the Depositary and Ladenburg Thalmann & Co. Inc. as the Dealer Manager. The Dealer Manager will assist warrantholders who request assistance in connection with the Offer and may request brokers, dealers and other nominee warrantholders to forward materials relating to the Offer to beneficial owners. Brokers, dealers, commercial banks and trust companies will be promptly reimbursed by the Company for customary handling and
mailing  expenses  incurred  by  them  in  forwarding   material  to  their
customers.

     As compensation for acting as Dealer Manager, the Company will pay the Dealer Manager a fee of approximately $67,000 and will reimburse the Dealer Manager for all its out-of-pocket expenses incurred in connection with the Offer. The Company will pay the Depositary a fee of approximately $2,500 for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses. The Company has agreed to indemnify the Depositary and the Dealer Manager against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary.

     Certain directors or executive officers of the Company may, from time to time, contact warrantholders to provide them with information regarding the Offer. Such directors and executive officers will not make any recommendation to any warrantholder as to whether to tender all or any Warrants and will not solicit the tender of any Warrants. The Company will not compensate any director or executive officer for this service.

     The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Warrants, except as otherwise provided in Instruction 3 of the Letter of Transmittal. See Section 7.

     Assuming all outstanding Warrants are tendered pursuant to the Offer, it is estimated that the expenses incurred by the Company in connection with the Offer will be approximately $120,000. The Company will be responsible for paying all such expenses.


SECTION 15.  MISCELLANEOUS

     The Offer is not being made to, nor will the Company accept tenders from, owners of Warrants in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction where the making of the Offer or the tender of Warrants would not be in compliance with applicable law. If the Company becomes aware of any jurisdictions where the making of the Offer or the tender of Warrants is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Warrants residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                                            AUDIOVOX CORPORATION

August 10, 1998



         SCHEDULE A. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY


      The following table sets forth the name, present principal occupation or employment and any other material occupations, positions, offices or employments (and business addresses thereof) during the last five years of each director and executive officer of the Company. The business address of each of the persons listed below is c/o Audiovox Corporation, 150 Marcus Blvd., Hauppauge, NY 11788. Each such person is a citizen of the United States.

                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                            OTHER MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR
           NAME                   EMPLOYMENTS DURING THE LAST FIVE YEARS
-------------------------- ----------------------------------------------------

John J. Shalam                Mr.  Shalam  has served as  President,  Chief
                              Executive Officer and Director of the Company
                              since  1987.   Mr.   Shalam  also  serves  as
                              president  and a  director  of  most  of  the
                              Company's operating  subsidiaries.  From 1960
                              to  1987,  Mr.  Shalam  was  president  and a
                              director   of  the   Company's   predecessor,
                              Audiovox Corp.

Philip Christopher            Mr. Christopher,  Executive Vice President of
                              the Company,  has been with the Company since
                              1970 and has held his current  position since
                              1983. Mr. Christopher has been a director of the Company since 1987. Mr. Christopher is also President of the Company's cellular subsidiary, Audiovox Communications Corp.

Paul C. Kreuch, Jr.           Mr. Kreuch has been a director of the Company
                              since 1997. Mr. Kreuch has been the President
                              and  Chief  Executive  Officer  of  Lafayette
                              American Bank since  December 1, 1997.  Prior
                              thereto  he was a Senior  Vice  President  at
                              Handy HRM Corp.,  an  executive  search firm,
                              from June 1996 through  November  1997.  From
                              1993  through   1996,   Mr.   Kreuch  was  an
                              Executive Vice President of NatWest Bank N.A.
                              and prior thereto,  was President of National
                              Westminster             Bank             USA.

Dennis F. McManus             Mr.  McManus  has  been  a  director  of  the
                              Company  since  1998.  Mr.  McManus  has been
                              self-employed    as   a    telecommunications
                              consultant   since  January  1,  1998.  Prior
                              thereto he was  employed by NYNEX  Corp.  for
                              over 27 years, most recently as a Senior Vice
                              President and Managing Director.  Mr. McManus
                              was  in  this   position  from  1991  through
                              December               31,              1997.

Charles M. Stoehr             Mr. Stoehr has been Chief  Financial  Officer
                              since  1979  and  was  elected   Senior  Vice
                              President in 1990. Mr. Stoehr has been a director of the Company since 1987. From 1979 through 1990 he was a Vice President of the Company.

Patrick M. Lavelle            Mr. Lavelle has been Senior Vice President of
                              the  Automotive  Electronics  Division  since
                              1996 and has been a Vice President of the Company since 1982. Mr. Lavelle has been a director of the Company since 1993.

 Chris L. Johnson             Ms. Johnson  has  been   a   Vice   President
                              of the Company since 1986 and Secretary since
                              1980. Ms. Johnson has been employed by the Company in various positions since 1968 and was a director of the Company from 1987 to 1993.

Ann E. Boutcher               Ms.  Boutcher has been a Vice President since
                              1984. Ms. Boutcher has been a director of the Company since 1995.

 Richard Maddia               Mr.  Maddia has been a Vice  President of the
                              Company since 1992. Prior thereto, Mr. Maddia was Assistant Vice President. Mr. Maddia has been a director of the Company since 1996.


     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Warrants and any other required documents should be sent or delivered by each warrantholder of the Company or such holder's broker, dealer, commercial bank or trust company to the Depositary at its address set forth below.

                      The Depositary for the Offer is:

                 Continental Stock Transfer & Trust Company

                              By Mail, Hand or
By Facsimile Transmission:          Overnight Delivery:        For Information:
      (212) 509-5150        Continental Stock Transfer & Trust   (212) 509-4000
Attn: Reorganization                 Company
      Department                2 Broadway, 19th Floor
                            New York, New York 10004

    Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other materials relating to the Offer may be directed to the Dealer Manager. Warrantholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.



                    The Dealer Manager for the Offer is:

                       Ladenburg Thalmann & Co. Inc.
                               (212) 409-2008